CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-72127 of United Parcel Service of America, Inc. on Form S-8 of our report dated June 26, 2012, relating to the financial statements and supplemental schedules of the UPS Savings Plan, appearing in this Annual Report on Form 11-K of the UPS Savings Plan for the year ended December 31, 2011.
/s/ Deloitte and Touche LLP
Atlanta, Georgia
June 26, 2012